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                                                                     Exhibit 18

July 11, 2000

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania

Dear Sirs/Madams:

We have audited the consolidated financial statements of Rite Aid Corporation and subsidiaries as of February 26, 2000 and February 27, 1999, and for each of the three years in the period ended February 26, 2000, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated July 11, 2000, which expresses an unqualified opinion and includes two explanatory paragraphs related to the restatement of the consolidated financial statements for each of the two years in the period ended February 27, 1999 and a change in your application of the last-in, first-out ("LIFO") method of accounting for inventory. Note 5 to such financial statements contains a description of your adoption during the year ended February 26, 2000 of a change in your application of the LIFO method of accounting for inventory. In our judgment, such change is an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania